Exhibit 10.16

OneStream, Inc.

December 1, 2025

John Kinzer

Via Email

Dear John:

This letter agreement (the “Agreement”) is entered into between OneStream, Inc. (the “Company” or “we”) and you. This Agreement is effective as of December 2, 2025 (the “Effective Date”).

1.
Appointment; Duties. You initially will serve as Strategic Advisor reporting directly to the Company’s Chief Executive Officer (the “CEO”) beginning on the Effective Date and ending on December 31, 2025. On January 1, 2026 (the “CFO Effective Date”), you will commence service as the Company’s interim Chief Financial Officer reporting directly to the CEO. In such roles, you will render such business and professional services in the performance of your duties, consistent with your then-current position within the Company, as reasonably be assigned by the CEO or the Company’s Board of Directors (the “Board”).
2.
Term of Agreement. Unless agreed to in writing by the Company and you, this Agreement will continue until the earlier of the calendar day immediately prior to the one-year anniversary of the Effective Date or an earlier termination pursuant to Section 4. The period you are employed by the Company under this Agreement is referred to herein as the “Employment Term.” During the Employment Term, you will continue to serve as a member of the Board, subject to Section 3(g) of this Agreement. For purposes of this Agreement, your employment with the Company includes employment with the Company’s subsidiary OneStream Software LLC during the Employment Term.
3.
Compensation and Benefits.
(a)
Base Salary. Your rate of annual base salary during the Employment Term will be $500,000 per year, less applicable withholding, which will be paid in accordance with the Company’s normal payroll procedures.
(b)
Annual Bonus Opportunity. Beginning as of the CFO Effective Date, your target bonus opportunity for the Employment Term will be 75% of your annual base salary (the “Target Bonus”). Your actual bonus shall be based upon achievement of performance objectives to be determined by the Board or the Compensation, Nominating and Governance Committee of the Board (the “Committee”) in its sole and absolute discretion. The Target Bonus will be paid as soon as practicable after the Board or the Committee determines that the performance objectives have been achieved, provided that you must remain a service provider of the Company through the date a bonus is paid in order to earn such bonus, subject to Section 4 below.

(c)
Employee Benefits. As a full-time employee, you will be eligible to participate in the Company’s standard benefit plans as in effect from time to time, on the same basis as those benefit plans are generally made available to other similarly situated executives of the Company. Such benefit plans are subject to change, and may be supplemented, altered, or eliminated, in part or entirely. Any eligibility to participate in such benefits plans, as well as the terms thereof, shall be as set forth in the governing documents for such plans, or there are no such governing documents, in the Company’s policies.
(d)
Equity Award. We will recommend to the Board or the Committee that you receive an award of Company restricted stock units (“RSUs”) with a grant date fair value of approximately $2,000,000 (the “RSU Award”). The number of RSUs subject to the RSU Award will be determined by dividing $2,000,000 by the volume-weighted average closing price of the Company’s Class A common stock as reported on the Nasdaq for the 30 calendar days immediately preceding the RSU Award grant date. Subject to Section 4, one hundred percent (100%) of the RSUs subject to the RSU Award will vest on the day immediately prior to the one (1) year anniversary of the Effective Date, subject to you continuing to be a “Service Provider” (as defined in the Company’s 2024 Equity Incentive Plan (the “Plan”)) through the vesting date. The RSUs will be subject to the terms and conditions of the Plan and a restricted stock unit award agreement thereunder.
(e)
Expenses. You will be entitled to receive prompt reimbursement for all reasonable expenses incurred by you in the furtherance of or in connection with the performance of your duties hereunder, in accordance with the applicable policy of the Company, as in effect from time to time. In the event that any expense reimbursements are taxable to you, such reimbursements will be made in the time frame specified by Treasury Regulation Section 1.409A-3(i)(1)(iv) unless another time frame that complies with or is exempt from Section 409A is specified in the Company’s expense reimbursement policy.
(f)
Vacation. You will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.
(g)
Non-Eligibility for Director Compensation. During the Employment Term, you will not be eligible to receive any compensation, equity awards or other benefits pursuant to the terms of the Company’s Outside Director Compensation Policy (the “Director Compensation Policy”). However, you will be entitled to receive the prorated amount of any earned but unpaid cash retainers for your service on the Board or a Board committee prior to the Effective Date in accordance with the Director Compensation Policy. In addition, any outstanding Company equity awards previously granted to you under the Director Compensation Policy will continue to vest in accordance with their terms.
4.
Separation Benefits. If, during the Employment Term, your employment is terminated (i)(A) by the Company without Cause (excluding by reason of your death or Disability), or (B) due to your resignation for Good Reason, in either case, within three (3) months prior to or twelve (12) months following a Change in Control, or (ii) your employment is terminated by the Company in connection with the commencement of employment of a permanent chief financial officer of the Company as determined by the Company in its sole discretion (“New CFO Appointment”), you will receive (a) a lump-sum payment in cash (less applicable withholding taxes) equal to your Target Bonus, pro-rated through your termination date, based on actual achievement of the applicable 2026 performance objectives as determined by the Committee (and less any amounts previously paid to you based on 2026 performance under the bonus plan) and payable on the first Company payroll date following the effectiveness of the Release (as defined below) or, if later, the date 2026 annual bonuses are paid to the Company’s other executive officers, and (b) accelerated vesting of 100% of the RSUs subject to the RSU Award. The foregoing separation benefits are conditioned on you executing and not revoking a separation agreement and release of claims in a form acceptable to the Company (the “Release”), which must become effective and irrevocable no later than the 60th day following your termination of employment (the “Release Deadline”) If the Release does not become effective and irrevocable by the Release Deadline, you will forfeit any right to separation payments or benefits under this Agreement. In no event will separation payments or benefits be paid or provided until the Release becomes effective and irrevocable. Upon the date of the New CFO Appointment, you will resign as the Company’s Chief Financial Officer and from all officer and director positions with the Company or any of its affiliates and subsidiaries, except that you will, subject to applicable law and regulations, continue to serve on the Board and any applicable Board committees.
5.
Defined Terms.
(a)
“Cause” means: (i) an act of material personal dishonesty made by you in connection with your responsibilities as an employee; (ii) your conviction of, or plea of nolo contendere to, a felony or any crime involving fraud or embezzlement; (iii) your gross misconduct in connection with your responsibilities as an employee; (iv) your unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company; (v) your willful breach of any obligations under any written agreement or covenant with the Company; or (vi) your willful failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation.
(b)
“Change in Control” shall have the meaning defined in the Plan.
(c)
“Disability” means that you are unable to perform your duties as the result of your incapacity due to physical or mental illness, and such inability, at least 26 weeks after its commencement or 180 days in any consecutive twelve (12)-month period, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to you or your legal representative (such agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least 30 days’ written notice by the Company of its intention to terminate your employment. If you resume performance of substantially all of your duties hereunder before the termination of your employment becomes effective, the notice of intent to terminate will automatically be deemed to have been revoked.
(d)
“Good Reason” means your resignation within 30 days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without your express written consent (i) a material reduction of your duties, authorities or responsibilities (for avoidance of doubt, you not being the chief financial officer of a publicly-traded parent entity following such Change in Control will be considered a material reduction of duties, authority or responsibilities); (ii) a material reduction in your annual rate of base salary or annual target bonus; provided, however, that a one-time reduction in your annual rate of base salary of 10% or less that is also applied to substantially all of the Company’s other executive officers will not be deemed a material reduction; (iii) a material change in the geographic location of your primary work facility or location; provided, that a relocation of less than 35 miles from your then present location or to your home as the primary work location will not be considered a material change in geographic location; or (iv) a material breach by the Company of the terms of the Agreement. Your resignation will not be deemed to be for Good Reason unless you have first provided the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within 90 days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than 30 days following the date the Company receives such notice, and such condition has not been cured during such period.
6.
Proprietary Information and Inventions Agreement. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you agree to sign a confidentiality agreement on the Company’s standard form (the “Employee Confidential Information and Inventions Assignment Agreement”).
7.
At-Will Employment. You acknowledge and agree that your employment with the Company will be “at-will” employment and may be terminated at any time with or without cause or notice. You understand and agree that neither your job performance nor commendations, bonuses, or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of your employment with the Company. You further acknowledge and agree that the Company may modify job titles, salaries and benefits from time to time as it deems necessary. However, as described in this Agreement, you may be eligible to receive severance benefits depending on the circumstances of the termination of your employment with the Company.
8.
Tax Matters.
(a)
Withholding. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law, and you will be solely responsible for any and all taxes arising in connection with this Agreement and compensation paid or payable to you, including but not limited to any taxes, penalties and interest, if any, arising under Section 409A.
(b)
Section 409A. The Company intends that all payments and benefits provided under this Agreement or otherwise are exempt from, or comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and any final regulations and guidance thereunder and any applicable state law equivalent, as each may be amended or promulgated from time to time (“Section 409A”) so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities will be interpreted to so be exempt or comply. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(c)
Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities.
9.
Entire Agreement, Amendment and Enforcement. This Agreement and the Confidentiality Agreement supersede and replace any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company, and constitute the complete agreement between you and the Company regarding the subject matter set forth herein. This Agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Michigan without regard to the principles of conflict of laws thereof.
10.
Miscellaneous.
(a)
Arbitration. You that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from your service to the Company, will be subject to arbitration in accordance with the provisions of the Confidentiality Agreement.
(b)
Successors. In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
(c)
Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
(d)
Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
(e)
Acknowledgment. You acknowledge that you have had the opportunity to discuss this Agreement with and obtain advice from your private attorney, have had sufficient time to, and have carefully read and fully understand all the provisions of this Agreement, and are knowingly and voluntarily entering into this Agreement.

* * * * *

We are extremely excited about your employment with the Company!

Please indicate your acceptance of this Agreement, and confirmation that it contains our complete agreement regarding the terms and conditions of your employment, by signing the bottom portion of this Agreement and returning a copy to me.

Very truly yours,

OneStream, Inc.

By:	/s/ Tom Shea
Tom Shea
Chief Executive Officer

I have read and accept this Agreement:

/s/ John Kinzer

Dated:	December 1, 2025

[Signature page to Employment Letter]